Exhibit 99.2

Warren Resources Announces 2013 Production and Reserves and Provides 2014 Capital Budget

NEW YORK, March 6, 2014 (GLOBE NEWSWIRE) — Warren Resources, Inc. (“Warren” or the “Company”) (Nasdaq: WRES) today announced its 2013 production, 2013 estimated proved oil and gas reserves, and 2014 capital budget.

2013 Production

Warren’s full year 2013 net oil and gas production was 2,143,000 barrels of oil equivalent (“BOE”), or an average of 5,871 BOE per day. Net oil production for the full year 2013 totaled 1,105,000 net barrels, or an average of 3,027 barrels of oil per day (“BOPD”), compared to 1,109,000 net barrels for 2012, or an average of 3,038 BOPD. Warren produced 6.2 net billion cubic feet (“Bcf”) of natural gas in 2013, or an average of 16,986 thousand cubic feet per day (“Mcf/d”), compared to 5.5 net Bcf of natural gas in 2012, or an average of 15,068 Mcf/d.

Warren’s total fourth quarter 2013 net oil and gas production was 551,000 BOE, or an average of 5,989 BOE per day. Oil production for the fourth quarter totaled 292,000 net barrels, or an average of 3,174 BOPD. This represents a 7% increase from the 273,000 net barrels of oil produced in the fourth quarter of 2012. Net natural gas production was 1.6 Bcf in the fourth quarter of 2013, compared to 1.8 net Bcf of natural gas in the fourth quarter of 2012.

“Warren made significant progress in optimizing and accelerating its development activities in 2013”, said Philip A. Epstein, Chairman and CEO. “We successfully assumed operatorship of the Spyglass Hill Unit in the Atlantic Rim area, commenced development of new areas in the North Wilmington Unit (“NWU”), and maintained an accelerated pace of development activity in the Tar, Ranger and Upper Terminal intervals in the Wilmington Townlot Unit (“WTU”). By quickly and efficiently executing our 27 well development program in Wyoming in 2013, Warren was able meet its annual drilling requirement, which maintained our acreage position and enabled us to grow natural gas production 13% year-over-year in 2013. In California, the Company held oil production flat in 2013 compared to 2012, despite the reduction in volumes reported in the first half of 2013 that was caused by a pause in drilling activity in the fourth quarter of 2012. Strong execution of the Company’s 23 well drilling program in the Wilmington field in 2013, including five injection wells, drove oil production volumes higher through the second half of the year, maintained full-year oil production at 2012 levels, and set the Company up to grow oil production going forward.”

Total Proved Reserves

Warren’s estimated proved oil and gas reserves totaled 33.7 million barrels of oil equivalent (“MMboe”) for year-end 2013, or an increase of approximately 35% from 24.9 MMboe at December

31, 2012. Total proved reserves for 2013 were 48% crude oil in California and 52% natural gas in Wyoming. Proved developed producing (“PDP”) and proved developed nonproducing (“PDNP”) reserves were 64% of total proved reserves in 2013, and 36% of total proved reserves were proved undeveloped (“PUD”).

The estimated present value of the Company’s oil and gas reserves at year-end 2013, discounted at 10% per annum and before the impact of income taxes (“PV-10”, a non-GAAP measure)(1) was $504 million, compared to $495 million for year-end 2012. The Securities and Exchange Commission (“SEC”) rules require that the proved reserve calculations be based on the first of the month average prices over the preceding twelve months. For the year-end 2013 reserve evaluation, the 12 month calculation based on SEC requirements resulted in an average realized price of $97.33 per barrel of oil and an average realized price of $3.43 per Mcf of natural gas, compared to $104.27 per barrel of oil and $2.51 per Mcf of natural gas in 2012, respectively.

Proved Oil Reserves

Warren’s year-end 2013 oil reserves in California decreased 2% to 16.1 million barrels of oil (“MMbo”), compared to 16.4 MMbo at year-end 2012.   At year-end 2013, PDP and PDNP oil reserves were 53% of total proved oil reserves, compared to 49% for 2012. PDP and PDNP reserves at year-end 2013 were 8.5 MMbo, which compares to 8.1 MMbo in 2012. PUD oil reserves were 7.6 MMbo, with 69 gross (68.5 net) drilling locations. PDP and PDNP oil reserves increased by 6% and PUD reserves declined by 9% over year-end 2012 levels.

The PV-10 value of the Company’s oil reserves at December 31, 2013 was $418 million, compared to $476 million at year-end 2012.

Proved Natural Gas Reserves

Warren’s proved natural gas reserves, which are comprised of properties in Wyoming, New Mexico and Texas, increased 107% to 106.0 Bcf in 2013, compared to 51.2 Bcf at December 31, 2012. The PV-10 value of the Company’s natural gas reserves at December 31, 2013 was $86 million, compared to $19 million at year-end 2012. This increase is primarily attributable to reserve additions resulting from Warren’s development activities in the Atlantic Rim area of Wyoming in 2013, as well as positive revisions due to an improvement in realized pricing. In Wyoming, PDP and PDNP reserves were 74% of the proved gas reserves at year-end 2013, compared to 100% in 2012.

(1)  Please refer to the section entitled “Information on Reserves and PV-10 Value” at end of this release for the definition and reconciliation to GAAP of PV-10 value, which is a non-GAAP measure.

SUMMARY OF CHANGES IN PROVED RESERVES

(in MMboe)

	Oil	Natural Gas

Balance at 12-31-12	16.4	8.5
Additions / extensions	0.5	7.8
Revisions	0.2	2.4
Production	(1.1)	(1.0)
Purchases and Divestments	0.1	0.0
Balance at 12-31-13	16.1	17.7

Capital Spending Plan for 2014

Based on the current outlook for commodity prices in 2014 and Warren’s current hedge positions, the Company forecasts a 2014 capital expenditure budget of approximately $116 million. The budget consists of $77 million for California and $39 million for Wyoming. The Company intends to fund 2014 capital expenditures with cash flow from operations and borrowings on its credit facility.  The Company may adjust its 2014 capital expenditures budget as the year progresses in response to a number of factors, including oil and gas commodity prices, regulatory and environmental approvals, agreements among various working interest owners, drilling and service costs, timing of drilling wells, variances in forecasted production, formation of new business ventures and acquisition opportunities.

California capital spending plan for 2014

The 2014 capital budget for the WTU consists of approximately $30.8 million for drilling and completion operations, and approximately $7.9 million for facilities improvements and other infrastructure costs. During 2014, Warren plans to drill 2 Tar horizontal producers, 3 Upper Terminal sinusoidal producers, 4 Ranger sinusoidal producers and 8 Ford producers in the WTU. Additionally, Warren plans to drill 1 Tar injector, 2 Ranger sinusoidal injectors and 2 Ford water injectors in the WTU.

In the NWU in 2014, Warren plans to spend approximately $19.3 million for drilling and completion operations, and approximately $4.8 million on facilities and infrastructure. Warren also plans to drill 6 sinusoidal producers and 5 sinusoidal injectors in the Ranger formation.

The 2014 capital budget for the Leroy Pine Project consists of approximately $12.3 million for drilling and completion activities, and approximately $2.0 million for facilities improvements and other infrastructure costs. Warren also plans to drill 12 producers and 2 injectors, as well as complete the 3 remaining wells that were drilled in 2012.

Atlantic Rim, Wyoming (CBM) capital spending plan for 2014

Warren plans to spend approximately $32.5 million for drilling and approximately $6.4 million for infrastructure improvements in 2014 in the Spyglass Hill Unit in the Atlantic Rim area of Wyoming. Under the Spyglass Hill Unit Agreement, the working interest owners are required to drill 25 gross CBM wells per year. Warren plans to drill 48 gross (39 net) CBM wells and 6 gross (4.9 net) water disposal wells from May through November in 2014 in order to satisfy the 2014 and 2015 annual drilling requirements. As a result, under that plan the Spyglass Hill Unit will remain in effect until at least September 11, 2016. If not extended beyond September 11, 2016, the Unit will contract and reduce in size to the then existing producing or participating areas. The leases that are outside the producing or participating areas will receive a 2 year term extension and will continue in effect for the remaining primary term of the lease or 2 years, whichever is longer.

2014 CAPITAL SPENDING PLAN

($ in millions)

	Drilling and Completion	Facilities and Infrastructure	Total
WTU	$30.8	$7.9	$38.7
NWU	$19.3	$4.8	$24.1
Leroy Pines	$12.3	$2.0	$14.3
Wyoming CBM	$32.5	$6.4	$38.9
Total	$94.9	$21.1	$116.0

The information in this release is unaudited and subject to revision. Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2013 currently planned to be filed with Securities and Exchange Commission on March 6, 2014.

Information on Reserves and PV-10 Value

The PV-10 value represents a non-GAAP measure that differs from the standardized measure of discounted future net cash flows presented in Warren’s Form 10-K, which includes the effect of future income taxes. The standardized measure of discounted future net cash flows represents the present value of future cash flows attributable to our proved oil and natural gas reserves after income tax, discounted at 10%. The PV-10 value represents the present value of future cash flows attributable to our proved oil and gas reserves before income tax, discounted at 10% per annum. We use PV-10 value when assessing the potential return on investment related to our oil and gas properties. Although it is a non-GAAP measure, we believe that the presentation of the PV-10 value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account future corporate income taxes and our current tax structure.

In accordance with SEC requirements, our reserves, PV-10 value and standardized measure at December 31, 2013 and 2012, were determined using average monthly pricing for 2013 and 2012. These prices reflect adjustment by lease for quality, transportation fees and regional price differences.

Warren’s reported reserve estimates do not include any probable or possible reserves. Warren’s estimated proved reserves at December 31, 2013 and 2012 were prepared by the independent reserve engineering firm Netherland, Sewell & Associates, Inc. in accordance with SEC guidelines.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. A number of factors can and will cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, changes in oil and gas prices, changes in expected levels of oil and gas reserve estimates and production estimates, the timing and results of drilling and other development activities, governmental and environmental regulations and permitting requirements and delays, the availability of capital and credit market conditions, unsuccessful exploratory activities, planned capital expenditures, unexpected cost increases, delays in completing production, treatment and transportation facilities, the availability and cost of obtaining equipment and technical personnel, operating hazards, risks associated with the availability of acceptable transportation arrangements, unanticipated operational problems, potential liability for remedial actions under existing or future environmental regulations, changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. The oil reserve replacement ratio is calculated by dividing production for the year into the total of proved extensions, discoveries and revisions added as shown in the table. As an annual measure, the reserve replacement ratio can be limited because it may vary widely based on the extent and timing of new discoveries and the varying effects of changes in prices and well performance. In addition, since the reserve replacement ratio and finding and development cost per unit do not consider the cost or timing of future production of new reserves, such measures may not be an adequate measure of value creation. These reserves metrics may not be comparable to similarly titled measurements used by other companies. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.